HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                            Quarter Ended         Six Months Ended
                                              June 30,                   June 30,
                                      _____________________________________________________

                                         1995         1994          1995            1994

PRIMARY:
    Average shares outstanding        14,676,597   14,790,464    14,737,117     14,796,313

    Net effect of dilutive stock options
      -- based on the treasury stock
     method using average fair value       6,456        7,950         5,711          7,704

    Average number of shares as       ----------   ----------    ----------     ----------
      adjusted                        14,683,053   14,798,414    14,742,828     14,804,017
                                      ==========   ==========    ==========     ==========
              Net income              $3,309,720   $2,918,315    $8,237,766     $7,649,344
                                      ==========   ==========    ==========     ==========
    Per share amount                        $.23         $.20          $.56           $.52
                                            ====         ====          ====           ====
FULLY DILUTED:
    Average shares outstanding        14,676,597   14,790,464    14,737,117     14,796,313

    Net effect of dilutive stock options
      -- based on the treasury stock
     method using the end of period
     fair value, if higher than average
     fair value                           10,379        7,950        10,275          8,029
                                      ----------    ----------   ----------     ----------
    Average number of shares as
      adjusted                        14,686,976    14,798,414   14,747,392     14,804,342
                                      ==========    ==========   ==========     ==========
    Net income                        $3,309,720    $2,918,315   $8,237,766     $7,649,344
                                      ==========    ==========   ==========     ==========
    Per share amount                        $.23          $.20         $.56           $.52
                                            ====          ====         ====           ====

Note: The per share amounts for each period presented above do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.